  Appendix I

LEUCADIA NATIONAL CORPORATION

2003 INCENTIVE COMPENSATION PLAN

As Amended and Restated as of July 25, 2013

1.           Purpose of the Plan; Plan Background

1.1           Purpose.  The purpose of this 2003 Incentive Compensation Plan, as amended and restated (the “Plan”), is to advance the interests of the Company and its shareholders by providing a means (a) to attract, retain, and reward officers, other employees, and certain other persons who provide services to the Company and its subsidiaries, (b) to link compensation to measures of the Company’s and subsidiaries’ performance in order to provide additional incentives, including stock-based incentives and cash-based annual incentives, to such persons for the creation of shareholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s shareholders.  The Plan is intended to qualify certain compensation awarded under the Plan as “performance-based” compensation under Code Section 162(m) to the extent deemed appropriate by the Committee that administers the Plan.

1.2           Plan Background.  The Plan was originally adopted by Jefferies Group, Inc. effective May 5, 2003, the date on which the shareholders of Jefferies Group, Inc. approved the Plan.  The Plan, as first amended and restated, was approved by the shareholders of Jefferies Group, Inc. on May 19, 2008. The Plan, as further amended and restated, was assumed by the Company on March 1, 2013, in connection with the Merger Transactions.  Terms of Awards and participation in the Plan for periods prior to the Merger Transactions were established and governed by the terms and conditions of the Plan as then in effect.

2.           Definitions

The definitions of awards under the Plan, including Options, SARs, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of other awards, and Other Stock-Based Awards, are set forth in Section 6, and the definition of Performance Awards, including Annual Incentive Awards, is set forth in Section 8.  Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.”  In addition to such terms and the terms defined in Section 1, the following terms shall be defined as set forth below:

            2.1           “Annual Incentive Award” means a conditional right granted to a Participant under Section 8.3 to receive a cash payment, Shares or other Awards based on performance during all or part of a specified fiscal year.

            2.2           “Beneficiary” means the person(s) or trust(s) that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death.  If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such benefits.

            2.3           “Board” means the Board of Directors of the Company.

            2.4           “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

            2.5           “Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board, subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company.  The term “Committee” shall refer to the full Board in any case in which it is performing any function of the Committee under the Plan.  A member of the Committee is not required by the terms of the Plan to be a Qualified Member at the time of appointment or during his or her term of service on the Committee.

            2.6           “Company” means Leucadia National Corporation, a New York corporation.

            2.7           “Covered Employee” means a person who is expected potentially to be a “Covered Employee” as defined in Treasury Regulation § 1.162-27(c)(2) under Code Section 162(m) at the time such person receives compensation under an Award.

            2.8           “Effective Date” means the date on which the Plan takes effect, as set forth in Section 9.14 of the Plan.

            2.9           “Fair Market Value,” means, with respect to Shares, Awards, or other property, the fair market value of such Shares, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date means the closing sales price of a Share in composite trading of New York Stock Exchange-listed securities for that date or, if no sale occurred on that date, on the latest preceding day on which a sale occurred, as reported by a reliable reporting service.

            2.10           “Jefferies” means Jefferies Group LLC, a Delaware limited liability company, which was formerly known as Jefferies Group, Inc., a Delaware corporation, in periods prior to the Merger Transactions.

2.11           “Merger Transactions” means the transactions described in the Joint Proxy Statement/Prospectus dated January 28, 2013 issued by the Company and Jefferies, which transactions became effective as of March 1, 2013, by which Jefferies became a wholly owned subsidiary of the Company.  References to the “first merger” and “second merger” as components of the Merger Transactions means the first merger and second merger as described in such Joint Proxy Statement/Prospectus.

2.12           “Participant” means an individual who has been granted an Award under the Plan, for so long as the Company has any obligation under the Plan with respect to such Award or such Award remains subject to any restriction under the Plan.

            2.13           “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 and an “outside director” within the meaning of Treasury Regulation § 1.162-27 under Code Section 162(m).

            2.14           “Shares” means common shares, $1.00 par value per share, of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 5.3.

3.           Administration

3.1           Authority of the Committee.  The Plan shall be administered by the Committee.  The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

            (a) to select persons to whom Awards may be granted;

            (b) to determine the type or types of Awards to be granted to each Participant;

            (c) to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the cash amount payable in settlement of an Annual Incentive Award and the performance conditions applicable thereto, all other terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule or performance conditions for the lapse of restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

            (d) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

            (e) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

            (f) to prescribe the form of each Award agreement, which need not be identical for each Participant;

            (g) to adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

            (h) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award agreement, or other instrument hereunder; and

            (i) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.2           Manner of Exercise of Committee Authority.  Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries of the Company, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code

Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members.  Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan.  The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform functions designated by the Committee, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company, (ii) will not cause Awards intended to qualify as "performance-based compensation" under Code Section 162(m) to fail to so qualify, (iii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Securities Exchange Act of 1934, and (iv) is permitted under applicable provisions of the New York Business Corporation Law and other applicable laws.  Other provisions of the Plan notwithstanding, subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, the Board may perform any function of the Committee under the Plan, in order to ensure that transactions under the Plan are exempt under Rule 16b-3 or for any other reason; provided, however, that authority specifically reserved to the Board under the terms of the Plan, the Company’s Restated Certificate of Incorporation, as amended, or Amended and Restated By-laws, as amended, or applicable law shall be exercised by the Board and not by the Committee.  The board of directors of Jefferies, any committee of that board of directors and the Chief Executive Officer of the Company, the President of the Company, the Chief Financial Officer of the Company or of Jefferies, the General Counsel of the Company and the Director of Human Resources of the Company or Jefferies each are hereby delegated authority to perform all ministerial functions under the Plan; for clarity, this delegation of authority includes authority to specify terms of subplans and rules and regulations under the Plan (including with respect to the Jefferies Deferred Compensation Plan, Jefferies Stock Award Deferral Program and Jefferies Employee Stock Purchase Plan), and agreements evidencing Awards, but does not include authority to grant new Awards, to establish the material terms of new Awards, to take the actions specified under Section 8.4, to take actions or make determinations that would impose obligations on the Company to potentially deliver Shares or would affect any obligation of the Company relating to Shares (including, under Section 5.3(a)) or to amend, suspend, discontinue or terminate the Plan under Section 9.5.

3.3           Limitation of Liability.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company or any subsidiary to assist in the administration of the Plan.  No member of the Committee, nor any officer or employee of the Company or any subsidiary acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company or any subsidiary acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.           Eligibility

Persons who are eligible to be granted Awards under the Plan include (i) any executive officer and other officer or employee of the Company or any subsidiary, including any such person who may also be a director of the Company, (ii) any other person who provides substantial personal services to the Company or any subsidiary not solely in the capacity as a director, and (iii) any person who has agreed to become an employee of the Company or a subsidiary except that no such person may receive any payment or exercise any right relating to an Award until such person has commenced employment.

5.           Limitation on Shares Available for Awards; Per-Person Limitations; Adjustments

5.1           Aggregate Number of Shares Available for Awards.

(a)            Evergreen Share Reservation.  Awards relating to Shares may be granted if, at the time of grant of each Award, the aggregate number of Shares subject to outstanding Awards plus the number of Shares subject to the Award being granted do not exceed 12.15% of the number of Shares issued and outstanding immediately prior to the grant of such Award but in no event more than 49,922,459 shares.  For purposes of this Section 5.1(a), an Option or SAR is “outstanding” until it is exercised and any other Award (or portion thereof) is “outstanding” in the calendar year in which it is granted and, if applicable, thereafter until the end of the fiscal quarter immediately preceding the quarter in which the Award (or portion thereof) ceases to be subject to any vesting condition requiring continued employment; provided, however, that Awards to be settled by delivery of Shares authorized under Section 5.1(b) shall not be considered to be “outstanding” for purposes of this Section 5.1(a); and provided further, that Awards granted in fiscal 2013 but prior to the Merger Transactions shall be counted based on the number of Shares subject to such Awards taking into account the adjustments for the Merger Transactions.  The foregoing notwithstanding, the maximum number of Shares that may be subject to ISOs granted under the Plan shall be 8.1 million, subject to adjustment as provided in Section 5.3.

(b)            Shares Reserved for Jefferies Deferred Compensation Plan Awards.  Subject to adjustment as provided in Section 5.3, a total of 12.96 million Shares are hereby reserved exclusively for Awards under Section 7.1 (relating to the Jefferies Deferred Compensation Plan).1  For purposes of this Section 5.1(b), Shares subject to an Award under Section 7.1 of the Plan that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of Shares to the Participant (or a Beneficiary), including the number of Shares withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will become available again for Awards under this Section 5.1(b).  Each share of Jefferies common stock delivered in settlement of an Award under Section 7.1 prior to the Merger Transactions shall be counted as 0.81 Share for purposes of calculating Shares available under this Section 5.1(b).

(c)            Type of Shares Deliverable.  The Shares delivered in connection with Awards may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares acquired in the market for the account of a Participant.

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1 Of these Shares, 5,362,243 Shares remained available for new deferrals at June 5, 2013.

5.2           Annual Per-Person Limitations.  In each calendar year during any part of which the Plan is in effect, a Participant may be granted Awards under Section 6 (including Performance Awards under Section 8) up to his or her Annual Limit.  A Participant’s Share-denominated Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 3.24 million Shares plus the amount of the Participant’s unused Annual Limit relating to Share-denominated Awards as of the close of the previous year, subject to adjustment as provided in Section 5.3.  With respect to Performance Awards pursuant to Section 8, including Annual Incentive Awards, which are not valued by reference to Shares at the date of grant (so that the Share-denominated Annual Limit would not operate as an effective limitation satisfying Treasury Regulation § 1.162-27(e)(4)), a Participant may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Participant’s cash-denominated Annual Limit, which for this purpose shall equal $40 million plus the amount of the Participant’s unused cash-denominated Annual Limit as of the close of the previous year.  The foregoing notwithstanding, a Participant’s Annual Limits each will be capped at two times the stated amount of the Annual Limit.  For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent a cash amount or number of Shares may be potentially earned or paid under an Award, regardless of whether such amount or Shares are in fact earned or paid.  The per-person limitations set forth as the Share-denominated Annual Limit and the cash-denominated Annual Limit are each separate from one another.

5.3           Adjustments.

(a)           Generally.  In the event of any change in the outstanding Shares on or after March 1, 2013 by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to shareholders, or other similar corporate transaction, the Committee may make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, including each specification of a number of Shares under Section 5.1(a) and (b), (ii) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5.2, (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash, other Awards or other property in respect of any outstanding Award; provided, however, that with respect to outstanding Awards, upon the occurrence of an event constituting an “equity restructuring” as defined under Financial Accounting Standards Board Accounting Standards Codification Topic 718 with respect to Shares, each Participant shall have a legal right to the equitable adjustment of his or her outstanding Awards, with the manner of such adjustment to be determined by the Committee as provided in this Section 5.3.  In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, Annual Incentive Awards, and the performance goals relating thereto) in recognition of unusual or nonrecurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, SARs, Performance Awards granted under Section 8.2 hereof, or Annual Incentive Awards granted under Section 8.3 hereof, to Participants who are Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder otherwise to fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.  If, in a transaction triggering an adjustment hereunder, public shareholders of the Company receive cash for their equity interest in the Company, an adjustment providing for cancellation of an Award in exchange for a cash payment based solely on the then intrinsic value of the Award shall be deemed to meet the requirements of this Section 5.3.  Adjustments determined by the Committee shall be final, binding and conclusive.

(b)           Jefferies’ Obligations.  Other provisions of the Plan notwithstanding, cash Annual Incentive Awards for Jefferies’ fiscal 2013 granted under the Plan prior to the Merger Transactions, and cash Annual Incentive Awards granted thereafter to employees of Jefferies (including its subsidiaries) and cash deferral obligations existing at the time of the Merger Transactions and cash deferral obligations resulting from deferrals thereafter by employees of Jefferies (including its subsidiaries) shall be the exclusive obligations of Jefferies and not obligations of the Company.  An obligation to pay cash compensation in the form of an Award under the Plan undertaken by any subsidiary of the Company to an employee or other service-provider to such subsidiary will be the exclusive obligation of such subsidiary unless the Company has affirmatively undertaken in writing to be obligated in connection with such Award.

6.           Specific Terms of Awards

6.1           General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award, at the date of grant or thereafter (subject to Section 9.5), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant or upon the occurrence of other events.  The Committee may require payment of consideration in connection with any Award, including for purposes of complying with requirements of the New York Business Corporation Law.

6.2           Options.  The Committee is authorized to grant options to purchase Shares (“Options”) to Participants on the following terms and conditions:

            (a)            Exercise Price.  The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, except as provided in Section 7.5, such exercise price shall be not less than the Fair Market Value of a Share on the date of grant of such Option.

            (b)            Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including cash, Shares, other Awards or awards granted under other Company plans, or other property (including by withholding Shares deliverable upon exercise, if such withholding will not result in additional accounting expense to the Company, or through broker-assisted “cashless exercise”

arrangements, to the extent permitted by applicable law), and the methods by which Shares will be delivered or deemed to be delivered to Participants.

            (c)            Incentive Stock Options.  The terms of any incentive stock option (“ISO”) granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.  Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested such disqualification.

6.3           Stock Appreciation Rights.  The Committee is authorized to grant stock appreciation rights (“SARs”) to Participants on the following terms and conditions:

            (a)            Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (X) the Fair Market Value of one Share on the date of exercise over (Y) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which, except as provided in Section 7.5, shall be not less than the Fair Market Value of one Share on the date of grant.

            (b)            Other Terms.  The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, whether cash or Shares shall be payable to the Participant upon exercise, the method by which Shares will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of an SAR.

6.4           Restricted Stock.  The Committee is authorized to grant Awards, in the form of shares issued at or shortly after grant of the Award subject to restrictions (“Restricted Stock”), to Participants on the following terms and conditions:

            (a)            Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise as the Committee may determine.  Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder including the right to vote Restricted Stock or the right to receive dividends thereon (subject to Section 7.6).

            (b)            Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part in the event of terminations resulting from specified causes.

            (c)            Certificates for Shares.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificate, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

            (d)            Dividends and Distributions.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan.  The dates and terms upon which such reinvestment or purchases occur shall be within the discretion of the Committee.  Unless otherwise determined by the Committee (and subject to Section 7.6), Shares distributed in connection with a stock split or Share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.

6.5           Deferred Stock.  The Committee is authorized to grant Awards in the form of Shares to be delivered at a specified future date (“Deferred Stock”) to Participants, subject to the following terms and conditions:

            (a)            Award and Restrictions.  Issuance of Shares will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant).  In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, under such circumstances, in such installments, or otherwise as the Committee may determine.

            (b)            Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such risk of forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part in the event of terminations resulting from specified causes.  Deferred Stock which is subject to a risk of forfeiture may be denominated as “restricted stock units.”

            (c)            Dividend Equivalents.  Subject to Section 7.6, (i) the Committee may provide that payments in the form of dividend equivalents will be credited in respect of Deferred Stock, which amounts may be paid or distributed when accrued or deemed reinvested in additional Deferred Stock; (ii) the dates and terms upon which such accrual or deemed reinvestment will occur shall be within the discretion of the Committee; and (iii) restrictions on such dividends or the Deferred Stock or other Awards resulting from deemed reinvestment shall be specified by the Committee.

6.6           Bonus Shares and Awards in Lieu of Cash Obligations.  The Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Company or its subsidiaries to pay cash or grant other awards under other plans or compensatory arrangements of the Company or its subsidiaries.  Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

6.7           Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares and factors that may influence the value of Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Shares or the value of securities of or the performance of specified subsidiaries.  The Committee shall determine the terms and conditions of such Awards.  Shares issued pursuant to an Award in the nature of a purchase right granted under this Section 6.7 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other property, as the Committee shall determine.  Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6.7.  Rights of employees to purchase Shares under the Jefferies Employee Stock Purchase Plan constitute Awards authorized under this Section 6.7.

7.           Certain Provisions Applicable to Awards

7.1           Deferral of Cash Compensation into Awards.  The Committee is authorized to grant Awards in lieu of cash compensation or upon the deferral of cash compensation payable by the Company or any subsidiary, including cash amounts payable under other plans of the Company or its subsidiaries.  In such case, the Committee shall determine the value of the Awards to be granted in lieu of or upon deferral of such cash compensation, and may provide for a discount in such valuation in order to promote the purposes of the Plan.  Shares deliverable in connection with Awards under this Section 7.1 shall be drawn from the Shares authorized under Section 5.1(b), unless no Shares remain available under that provision.  In furtherance of this authorization, upon effectiveness of the Plan, outstanding equity awards under the Jefferies Deferred Compensation Plan shall be deemed Awards of Deferred Stock and Options under the Plan, and Shares delivered in settlement or upon the exercise of such Awards shall be drawn from the Shares authorized under Section 5.1(b).  From and after the Effective Date, the Jefferies Deferred Compensation Plan shall be implemented under this Plan with respect to any equity-based Awards thereunder.

7.2           Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or an SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

7.3           Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis.  The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events.  The foregoing notwithstanding, no Award specified as settleable in Shares may be settled otherwise than by delivery of Shares if the Award agreement does not specify such alternative form of settlement and the authorization of alternative forms of settlement would preclude fixed accounting for the compensation expense relating to such Award under accounting rules then applicable to the Company prior to the determination or event which causes settlement to be in a form other than Shares.  Installment or deferred payments may be required by the Committee (subject to Section 9.5 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee.  Payments may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

7.4           Cancellation and Rescission of Awards.  Unless the Award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, or deferred Awards at any time, and, unless otherwise determined by the Committee, the Company (which for purposes of and as used in this Section 7.4 includes subsidiaries of the Company) shall have the additional rights set forth in subsection (d) below, in each case if the Participant is not in compliance with all applicable material provisions of the Award agreement and the Plan, including the following conditions:

            (a)            A Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Chief Executive Officer of the Company or other senior executive officer designated by the Committee, is or becomes competitive with the Company.  For Participants whose employment with the Company has terminated, the judgment of the Chief Executive Officer or other senior officer designated by the Committee shall be based on the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company’s shareholders, customers, suppliers and competitors of the Participant assuming the post-employment responsibilities and such other considerations as are deemed relevant given the applicable facts and circumstances.  A Participant who has terminated employment shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a greater than five percent equity interest in the organization or business.

            (b)            A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or use in other than the Company’s business any confidential information or material relating to the business of the Company which is acquired by the Participant either during or after employment with the Company.

            (c)            A Participant shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research, or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

            (d)            Upon exercise, settlement, payment, or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of this Section 7.4, if requested by the Company.  Failure to comply with the provisions of this Section 7.4 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded.  The Company shall notify the Participant in writing of any such rescission promptly upon receiving notice of facts entitling the Company to such rescission.  Within ten days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery pursuant to an Award.  Such payment shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery, in which case the Company shall promptly repay any exercise price previously paid by the Participant for the Shares (provided that if such exercise price exceeds the Fair Market Value of the Shares returned (Fair Market Value to be determined at the time of the return), the amount repaid shall be such then-Fair Market Value of the Shares returned).

The Committee may modify the conditions imposed under this Section 7.4 with respect to any Award.  If the terms of this Section 7.4 would require that the accounting expense for an Award that otherwise could be measured at the date of grant or other measurement date cannot be so measured until a later time, but such measurement would be permissible if the forfeiture of the Award were in connection with a termination of the Participant’s employment, then the cancellation of the Award will occur at the later of the time of the Committee’s determination or the Participant’s termination of employment.

7.5           Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, any other right of a Participant to receive payment from the Company or any subsidiary, subject to the restriction on "repricing" in Section 11.5.  Such additional, tandem, and substituted or exchanged Awards may be granted at any time.  Subject to Section 11.5, the Committee may determine that, in granting a new Award, the intrinsic value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

7.6           Limitations on Dividends and Dividend Equivalents.  Other provisions of the Plan notwithstanding, (i) dividends and dividend equivalents will not be credited or payable with respect to an Option or SAR for any periods prior to the valid exercise of the Option or SAR, except that this provision will not limit adjustments authorized under Section 5.3; and (ii) dividends and dividend equivalents relating to a Performance Award at minimum shall be forfeitable to the extent the related Performance Award remains forfeitable upon failure to achieve the specified performance conditions.

7.7           Dodd-Frank Act Clawback.  Subject to Section 9.5, any clawback or recoupment provisions required under the Dodd-Frank Wall Street Reform and Consumer Protection Act shall apply to Awards granted on and after July 25, 2013 under the Plan.

8.           Performance and Annual Incentive Awards

8.1           Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8.2 and 8.3 hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

8.2           Performance Awards Granted to Covered Employees.  If the Committee determines that a Performance Award to be granted to an eligible person who is a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8.2.

            (a)            Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 8.2.  Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation § 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

            (b)            Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, or other business units of the Company (where the criteria are applicable), on an audited or unaudited basis, shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; profitability; (6) economic value created (“EVC”); (7) operating margins or profit margins; (8) income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, service fees, and extraordinary or special items; net income; (9) total shareholder return or stock price; (10) book value per share; (11) expense management; improvements in capital structure; working capital; costs; (12) completion of mergers, acquisitions, dispositions or transactions to which the Company, a subsidiary or a business unit acted as an advisor or underwriter; and (13) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies.  EVC means the amount by which a business unit’s income exceeds the cost of the capital used by the business unit during the performance period, as determined by the Committee.  Income of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, general and administrative expenses for the performance period, or other items if so specified by the Committee.  One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8.3 hereof.

            (c)            Performance Period; Timing for Establishing Performance Award Terms.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee.  Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (i) while the performance outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.  In all cases, the maximum amount payable in respect of a Performance Award to any Participant shall be subject to the limitations set forth in Section 5.2 hereof.

            (d)            Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards.  The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8.2(b) hereof during the given performance period, as specified by the Committee in accordance with Section 8.2(c) hereof.  The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.  In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool; such grants shall be subject to the requirements of Section 8.2(c).

            (e)            Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Shares, other Awards, or other property, in the discretion of the Committee.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8.2 in a manner that results in payment in excess of the amount corresponding to the level of achievement of the Code Section 162(m)-qualifying performance goal.  The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

8.3           Annual Incentive Awards Granted to Covered Employees.  If the Committee determines that an Annual Incentive Award to be granted to an eligible person who is a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Annual Incentive Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8.3.

            (a)            Potential Annual Incentive Awards.  Not later than the deadline specified in Section 8.2(c) above, the Committee shall determine the eligible persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 8.3(b) hereof or as individual Annual Incentive Awards.  In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8.2(b) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee.  In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitations set forth in Section 5.2 hereof.

            (b)           Annual Incentive Award Pool.  The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards.  The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8.2(b) hereof during the given performance period, as specified by the Committee in accordance with Section 8.2(c) hereof.  The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

            (c)            Payout of Annual Incentive Awards.  After the end of each fiscal year, the Committee shall determine the amount, if any, of the potential Annual Incentive Award payable to each Participant eligible therefor and, if applicable, the amount of any Annual Incentive Award pool.  The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under Code Section 162(m).  The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or prior to settlement of such Annual Incentive Award.

8.4           Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the achievement of performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing, except that the Committee may determine that this requirement shall not apply in the case of Performance Awards not intended to qualify under Section 162(m).  Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee (including Annual Incentive Awards granted prior to the Merger Transactions that remain outstanding thereafter), that the performance goals and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.  The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards, and the Board shall not perform such functions at any time that the Committee is composed solely of Qualified Members.

8.5           Status of Section 8.2 and Section 8.3 Awards under Code Section 162(m).  It is the intent of the Company that Performance Awards and Annual Incentive Awards under Sections 8.2 and 8.3 hereof granted to persons who are Covered Employees within the meaning of Code Section 162(m) and regulations thereunder (including Treasury Regulation § 1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder.  Accordingly, the terms of Sections 8.2, 8.3, 8.4 and 8.5, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder, with respect to any such Performance Award or Annual Incentive Award. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

9.           General Provisions.

9.1           Compliance with Laws and Obligations.  The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full.  Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

9.2           Limitations on Transferability.  Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee.  The foregoing notwithstanding, no transfers of Awards or rights to third parties for value shall be permitted.  Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors.  A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

9.3           No Right to Continued Employment; Leaves of Absence.  Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any person’s employment or service at any time.  Unless otherwise specified in the applicable Award agreement, an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan.

9.4           Taxes.  Awards shall be subject to applicable withholding taxes under U.S. federal (including FICA), state and local law (and any applicable tax law of a foreign jurisdiction).  Each Participant, as a condition of the grant of any Award, shall have agreed to withholding for such taxes to the fullest extent authorized under this Section 9.4.  Specifically, the Company and any subsidiary is authorized to withhold from any Award granted or to be settled, any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of mandatory withholding taxes due or payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of such withholding taxes relating to such Award (and other tax obligations relating to any Award, to the extent such authorization would not result in additional accounting expense to the Company).  This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the mandatory withholding tax obligations applicable to the Participant's Award.

9.5           Changes to the Plan and Awards.  The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any applicable federal or state law or regulation or the rules of the New York Stock Exchange, and the Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted.  The Committee may amend, suspend, discontinue, or terminate the Plan if and to the extent that such action is within the scope of the Committee’s authority under its Charter, and the Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award agreement relating thereto; provided, however, that no such amendment to an Award may provide for Award terms that the Plan would not then permit for a newly granted Award; and provided further, that, without the consent of an affected Participant, no such action with respect to the Plan or an Award may materially impair the rights of such Participant under an Award theretofore granted.  Other provisions of the Plan notwithstanding, without the prior approval of shareholders, the Committee will not amend or replace previously granted Options or SARs (or options or stock appreciation rights granted under any other plan) in a transaction that constitutes a “repricing,” as that term is defined in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (this includes a reduction in exercise price or any cancellation of such an Award or award at a time when its exercise price exceeds the fair market value of the underlying Shares in exchange for another Option or SAR, any other Award or cash).

9.6           409A Awards and Deferrals.

(a)           Other provisions of the Plan notwithstanding, the terms of any 409A Award (as defined below), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Code Section 409A shall be modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder.  The following rules will apply to 409A Awards:

(i)	Elections. If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted in accordance with the provisions specified in Exhibit A hereto;

(ii)
Changes to Distribution Elections.  The Committee may, in its discretion, require or permit on an elective basis a change in the settlement terms applicable to such 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Code Section 409A) in accordance with, and to the fullest extent permitted by, applicable IRS guidance under Code Section 409A, provided that any modifications to an outstanding Award or election permitted of a Participant with respect to settlement dates of an outstanding Award may not otherwise increase the benefits to a Participant or the costs of such Awards to the Company or its subsidiaries other than administrative costs, changes in value of the Award based on investment performance of the underlying Shares or other assets, and indirect expense attributable to differences in the timing of receipt of taxable income and tax deductions;

(iii)
Exercise and Distribution.  Except as provided in Section 9.6(a)(iv) hereof, no 409A Award shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Award and otherwise meet the requirements of Treasury Regulation § 1.409A-3:

(A)	Specified Time. A specified time or a fixed schedule.

(B)
Separation from Service.  The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “specified employee” as defined in Treasury Regulation § 1.409A-1(i), settlement under this Section 9.6(a)(iii)(B) may not be made before the date that is six months after the date of separation from service.

(C)	Death. The death of the Participant.

(D)	Disability. The date the Participant has experienced a 409A Disability (as defined below).

(E)	409A Ownership/Control Change. The occurrence of a 409A Ownership/Control Change (as defined below).

(iv)
No Acceleration.  The exercise or distribution of a 409A Award may not be accelerated prior to the time specified in accordance with Section 9.6(a)(iii) hereof, except in the case of one of the following events:

(A)
Unforeseeable Emergency.  The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

(B)
Domestic Relations Order.  The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(C)
Conflicts of Interest.  Such 409A Award may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or if reasonably necessary to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

(D)
Change.  The Committee may exercise the discretionary right to accelerate the vesting of any unvested compensation deemed to be a 409A Award upon a 409A Ownership/Control Change or to terminate the Plan upon or within 12 months after a 409A Ownership/Control Change, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Award in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).

(v)	Definitions. For purposes of this Section 9.6, the following terms shall be defined as set forth below:

(A)
“409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder, except, for purposes of this Section 9.6, such term shall mean only such an Award held by an employee subject to United States federal income tax.  “Non-409A Awards” means Awards other than 409A Awards.  Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(B)
“409A Ownership/Control Change” shall be deemed to have occurred if, in connection with any event otherwise defined as a change in control under any applicable Company document, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

(C)
“409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

(D)
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

(vi)	Determination of “Key Employee.” For purposes of a settlement under Section 9.6(a)(iii)(B), status of a Participant as a “key employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

(vii)
Non-Transferability.  The provisions of Section 9.2 notwithstanding, no 409A Award or right relating thereto shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's Beneficiary.

(viii)
409A Rules Do Not Constitute Waiver of Other Restrictions.  The rules applicable to 409A Awards under this Section 9.6(a) constitute further restrictions on terms of Awards set forth elsewhere in this Plan.  Thus, for example, an Option or SAR that is a 409A Award shall be subject to restrictions, including restrictions on rights otherwise specified in Section 6.2 or 6.3, in order that such Award shall not result in constructive receipt of income before exercise or tax penalties under Code Section 409A.

(b)           Rules Applicable to Certain Participants Transferred to Affiliates.  For purposes of determining a separation from service (where the use of the following modified definition is based upon legitimate business criteria), in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation § 1.414(c)-2.

(c)           Distributions Upon Vesting.  In the case of any Award providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the substantial risk of forfeiture lapsed, provided that the Participant shall have no influence on any determination as to the tax year in which the distribution will be made.

(d)           Grandfathering.  Any Award that was both granted and vested before 2005 and which otherwise might constitute a deferral of compensation under Section 409A is intended to be “grandfathered” under Section 409A, unless such Award is designated by the Company as being subject to Section 409A in 2008 or earlier.  No amendment or change to the Plan or other change (including an exercise of discretion) with respect to such a grandfathered award after October 3, 2004, shall be effective if such change would constitute a “material modification” of a grandfathered Award within the meaning of applicable guidance or regulations under Section 409A, except in the case of an Award that is specifically modified before 2009 to become compliant as a 409A Award or compliant with an exemption under Section 409A.

(e)           Scope and Application of this Provision.  For purposes of this Section 9.6, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, Shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.

9.7           No Rights to Awards; No Shareholder Rights.  No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants, or directors.  No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

9.8           International Participants.  With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan with respect to such Participants or grant Awards not conforming to the terms of the Plan to such Participants in order that such Awards conform to the requirements of local law and customary employment practices in such locations and in order that such Awards shall serve the purposes of the Plan in light of such local laws and customary employment practices.

9.9           Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company or Jefferies; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s or any subsidiary’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

9.10           Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission or the submission of any amendment to shareholders for approval nor the assumption of the Plan by the Company shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

9.11           Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award (although fractional share units may be credited in connection with any Award if so authorized by the Committee).  The Committee shall determine whether and in what manner cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

9.12           Successors and Assigns.  The Plan shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

9.13           Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any Award agreement will be determined in accordance with the laws of the State of New York (including those governing contracts), without giving effect to principles of conflicts of laws, and applicable federal law.

9.14           Effective Date, Shareholder Approval, and Plan Termination.  The Plan became effective on May 5, 2003.  The first amendment and restatement of the Plan in 2008 became effective upon its approval by shareholders at the Jefferies’ 2008 annual meeting of shareholders.  The Plan, as further amended and restated, was assumed by the Company upon consummation of the second merger component of the Merger Transactions, as described in Sections 1.1 and subject to Section 5.3(b).  This amendment and restatement of the Plan shall become effective upon its approval by shareholders of the Company at the Company’s 2013 annual meeting of shareholders.  Unless earlier terminated by action of the Board, the Plan shall terminate on the day before the tenth anniversary of the date of the most recent shareholder approval of the Plan (including approval of the 2013 amendment and restatement of the Plan by the shareholders of of the Company).  Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

Exhibit A

Deferral Election Rules

If a participant in a plan, program or other compensatory arrangement (a "plan") of Leucadia National Corporation (the “Company,” which for purposes of these Deferral Election Rules includes Jefferies Group LLC and its subsidiaries) is permitted to elect to defer awards or other compensation, any such election relating to compensation deferred under the applicable plan must be received by the Company prior to the date specified by or at the direction of the administrator of such plan (the "Administrator").  For purposes of compliance with Section 409A of the Internal Revenue Code (the "Code"), any such election to defer shall be subject to the rules set forth below, subject to any additional restrictions as may be specified by the Administrator.  Under no circumstances may a participant elect to defer compensation to which he or she has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.

(1)
Initial Deferral Elections.  Any initial election to defer compensation (including the election as to the type and amount of compensation to be deferred and the time and manner of settlement of the deferral) must be made (and shall be irrevocable) no later than December 31 of the year before the participant’s services are performed which will result in the earning of the compensation, except as follows:

•	Initial deferral elections with respect to compensation that, absent the election, constitutes a short-term deferral may be made in accordance with Treasury Regulation § 1.409A-2(a)(4) and (b);
•
Initial deferral elections with respect to compensation that remains subject to a requirement that the participant provide services for at least 12 months (a “forfeitable right” under Treasury Regulation § 1.409A-2(a)(5)) may be made on or before the 30th day after the participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months before the earliest date at which the forfeiture condition could lapse and otherwise in compliance with Treasury Regulation § 1.409A-2(a)(5);

•
Initial deferral elections by a participant in his or her first year of eligibility may be made within 30 days after the date the participant becomes eligible to participate in the applicable plan, with respect to compensation paid for services to be performed after the election and in compliance with Treasury Regulation § 1.409A-2(a)((7);

•
Initial deferral elections by a participant with respect to performance-based compensation (as defined under Treasury Regulation § 1.409A-1(e)) may be made on or before the date that is six months before the end of the performance period, provided that (i) the participant was employed continuously from either the beginning of the performance period or the later date on which the performance goal was established, (ii) the election to defer is made before such compensation has become readily ascertainable (i.e., substantially certain to be paid), (iii) the performance period is at least 12 months in length and the performance goal was established no later than 90 days after the commencement of the service period to which the performance goal relates, (iv) the performance-based compensation is not payable in the absence of performance except due to death, disability, a 409A Ownership/Control Change (as defined in Section 9.6(a)(v)(B) of the Leucadia National Corporation 2003 Incentive Compensation Plan) or as otherwise permitted under Treasury Regulation § 1.409A-1(e), and (v) this initial deferral election must in any event comply with Treasury Regulation § 1.409A-2(a)(8);

•	Initial deferral elections resulting in Company matching contributions may be made in compliance with Treasury Regulation § 1.409A-2(a)(9); and
•	Initial deferral elections may be made to the fullest permitted under other applicable provisions of Treasury Regulation § 1.409A-2(a).

(2)
Further Deferral Elections.  The foregoing notwithstanding, for any election to further defer an amount that is deemed to be a deferral of compensation subject to Code Section 409A (to the extent permitted under Company plans, programs and arrangements), any further deferral election made under the Plan shall be subject to the following:

•	The further deferral election will not take effect until at least 12 months after the date on which the election is made;
•
If the election relates to a distribution event other than a Disability (as defined in Treasury Regulation § 1.409A-3(i)(4)), death, or Unforeseeable Emergency (as defined in Treasury Regulation § 1.409A-3(i)(3)), the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), to the extent required under Treasury Regulation § 1.409A-2(b);

•
The requirement that the further deferral election be made at least 12 months before the original deferral amount would be first payable may not be waived by the Administrator, and shall apply to a payment at a specified time or pursuant to a fixed schedule (and in the case of a life annuity or installment payments treated as a single payment, 12 months before the date that the first amount was scheduled to be paid);

•	The further deferral election shall be irrevocable when filed with the Company; and
•	The further deferral election otherwise shall comply with the applicable requirements of Treasury Regulation § 1.409A-2(b).

(3)
Transition Rules.  Initial deferral elections and elections to change any existing deferred date for distribution of compensation in any transition period designated under Department of the Treasury and IRS regulations may be permitted by the Company to the fullest extent authorized under transition rules and other applicable guidance under Code Section 409A.